- ------------------------------------------------------------------------
                                  OMB APPROVAL
- ------------------------------------------------------------------------
- ------------------------------------------------------------------------
OMB number3235-0145
Expires:October 31, 1994
Estimated average burden
hours per response . . .   14.90
- ------------------------------------------------------------------------




                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                               (Amendment No. 3)*


                               Eckerd Corporation
- -------------------------------------------------------------------
                                (Name of Issuer)
- -------------------------------------------------------------------


                Common Stock, par value $.01 per share
- -------------------------------------------------------------------
                         (Title Of Class of Securities)
- -------------------------------------------------------------------


                                    278763107
- -------------------------------------------------------------------
                                 (CUSIP Number)

    Check the following box if a fee is being paid with this statement . (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


    *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


    The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 2 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
       S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

       Merrill Lynch & Co., Inc.
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                                       (a)(128)
                                                                       (b)(128)
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
   ----------------------------------------------------------------------
   ----------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     None
                 --------------------------------------------------------
   NUMBER OF
    SHARES       6   SHARED VOTING POWER
  BENEFICIALLY
   OWNED BY           1,564,338
     EACH
   REPORTING      --------------------------------------------------------
    PERSON       7   SOLE DISPOSITIVE POWER
     WITH
                     None

                  --------------------------------------------------------
                  --------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER

                     1,564,338
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,564,338

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.47%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      HC, CO

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 3 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Merrill Lynch Group, Inc.

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,088
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,088

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,088

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      HC, CO

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 4 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Merrill Lynch Capital Partners, Inc.

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      CO

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 5 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Merrill Lynch LBO Partners No. I, L.P.

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      PN

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 6 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Merrill Lynch LBO Partners No. B-II, L.P.

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      PN

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 7 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Merrill Lynch Capital Appreciation Partnership No. II, L.P.

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      PN

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 8 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ML Offshore LBO Partnership No. II

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      PN

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 9 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ML IBK Positions, Inc.

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      CO

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 10 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      KECALP Inc.

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      CO

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 11 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Merrill Lynch KECALP 1989

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      PN

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 12 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Merrill Lynch KECALP L.P. 1986

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      PN

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 13 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Merrill Lynch Capital Corporation

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      CO

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 14 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P.

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      PN

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 15 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ML Offshore LBO Partnership No. B-IX

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      PN

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 16 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ML Employees LBO Managers, Inc.

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      CO

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 17 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      ML Employees LBO Partnership No. I, L.P.

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      PN

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 18 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      MLCP Associates L.P. No. II

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      PN

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 19 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Merrill Lynch MBP Inc.

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      CO

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!

  ------------------------                      ------------------------
  CUSIP NO.  278763107             13G          PAGE 20 OF 35 PAGES
             ---------
  ------------------------                      ------------------------

  ----------------------------------------------------------------------
   1   NAME OF REPORTING PERSON
      S.S OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Merchant Banking L.P. No. IV

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   Joint Filing
                                                       (a)(128)
                                                       (b)(128)
  ----
  ----------------------------------------------------------------------
   3   SEC USE ONLY
  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   4   CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
             5   SOLE VOTING POWER

                None
  NUMBER OF
            ------------------------------------------------------------
            ------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER
  BENEFICIALLY
  OWNED BY      1,560,028
     EACH
            ------------------------------------------------------------
            ------------------------------------------------------------
  REPORTING  7   SOLE DISPOSITIVE POWER
  PERSON
     WITH       None

            ------------------------------------------------------------
            ------------------------------------------------------------
             8   SHARED DISPOSITIVE POWER

                1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
   9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,560,028

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  10   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*



  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      4.46%

  ----------------------------------------------------------------------
  ----------------------------------------------------------------------
  12   TYPE OF REPORTING PERSON*

      PN

  ----------------------------------------------------------------------
                  *SEE INSTRUCTION BEFORE FILLING OUT!


PAGE 35  OF 35  PAGES

                                  SCHEDULE 13G

Item 1 (a)        Name of Issuer:

              Eckerd Corporation

Item 1 (b)        Address of Issuer's  Principal Executive Offices:

              8333 Bryan Dairy Road, Largo, Florida 34647

Item 2 (a)        Names of Persons Filing:

              Merrill Lynch & Co., Inc.
              Merrill Lynch Group, Inc.
              Merrill Lynch Capital Partners, Inc.
              Merrill Lynch LBO Partners No. I, L.P.
              Merrill Lynch LBO Partners No. B-II, L.P.
              Merrill Lynch Capital Appreciation Partnership No. II,
              L.P.
              ML Offshore LBO Partnership No. II
              ML IBK Positions, Inc.
              KECALP Inc.
              Merrill Lynch KECALP 1989
              Merrill Lynch KECALP 1986
              Merrill Lynch Capital Corporation
              Merrill Lynch Capital Appreciation Partnership No. B-IX,
              L.P.
              ML Offshore LBO Partnership No. B-IX
              ML Employees LBO Managers, Inc.
              ML Employees LBO Partnership No. I, L.P.
              MLCP Associates L.P. No. II
              Merrill Lynch MBP Inc.
              Merchant Banking L.P. No. IV


Item 2 (b) Address of Principal Business Office, or, if none, Residence:

              Merrill Lynch & Co., Inc.
              Merrill Lynch Group, Inc.
              250 Vesey Street
              World Financial Center, North Tower
              New York, New York 10281

              Merrill Lynch Capital Partners, Inc.
              Merrill Lynch LBO Partners No. I, L.P.
              Merrill Lynch Capital Appreciation Partnership No. II,
              L.P.
              ML Offshore LBO Partnership No. II
              ML IBK Positions, Inc.
              KECALP Inc.
              Merrill Lynch KECALP 1989
              Merrill Lynch KECALP 1986
              Merrill Lynch Capital Corporation
              Merrill Lynch LBO Partners No. B-II, L.P.
              Merrill Lynch Capital Appreciation Partnership No. B-IX,
              L.P.
              ML Offshore LBO Partnership No. B-IX
              ML Employees LBO Managers, Inc.
              ML Employees LBO Partnership No. I, L.P.
              MLCP Associates L.P. No. II
              Merrill Lynch MBP Inc.
              Merchant Banking L.P. No. IV
              225 Liberty St.
              New York, NY 10080

Item 2 (c)        Citizenship:

              Delaware,  except  ML  Offshore  LBO  Partnership  No.  II  and ML
              Offshore LBO Partnership No. B-IX, which are Cayman Islands partnerships.

Item 2 (d)        Title of Class of Securities:

              Common Stock, par value $.01 per share

Item 2 (e)        CUSIP Number

              278763107


Item 3 If this statement is filed pursuant to Rules 13d-1 (b), or 13d-2(b), check whether the person filing is a

              (a) [ ] Broker or Dealer  registered  under  Section 16 of the Act
              (b) [ ] Bank as defined in section 3(a)(6) of the Act (c) [ ] Insurance Company as defined in section 3(a)(19) of the Act (d) [ ] Investment Company registered under section 8 of the
                             Investment Company Act
              (e)   [  ]  Investment Adviser registered under section
              203 of the
                       Investment  Advisers Act of 1940 (f) [ ] Employee Benefit
              Plan, Pension Fund which is subject to
                       the provisions of the Employee Retirement Income
                       Security Act of 1974 or Endowment Fund; see
                          Sec. 240 . 13d-1(b)(l)(ii)(F)
               (g) [ ] Parent Holding Company, in accordance with
                   Sec. 240.13d-1(b)(ii)(G) (Note: See Item 7)
                     (h) [ ] Group, in accordance with Sec.
              240.13d-1(b)(1)(ii)(H)

Item 4   Ownership

         (a)   Amount Beneficially Owned:

See Item 9 of Cover Pages. Pursuant to Section 240.13d-4, Merrill Lynch & Co., Inc., Merrill Lynch Group, Inc., Merrill Lynch Capital Partners, Inc., Merrill Lynch LBO Partners No. I, L.P., Merrill Lynch LBO Partners No. B-II, L.P., KECALP Inc., ML Employees LBO Managers, Inc., and Merrill Lynch MBP Inc., (the "Reporting Persons") disclaim beneficial ownership of the securities of Eckerd Corporation referred to herein, and the filing of this Schedule 13G shall not be construed as an admission that the Reporting Companies are, for the purposes of
Section 13(d) or 13(g) of the Securities Exchange Act of 1934 (the "Act"), the beneficial owner of any securities of Eckerd Corporation covered by this statement.

         (b)   Percent of Class:

                  See Item 11 of Cover Pages

         (c)   Number of shares as to which such person has:

                   (i)     sole power to vote or to direct the vote:
                  See Item 5 of Cover Pages

                  (ii)     shared power to vote or to direct the vote:
                   See Item 6 of Cover Pages

                  (iii)    sole power to dispose or to direct the
         disposition of:
                  See Item 7 of Cover Pages

                  (iv)   shared power to dispose or to direct
         disposition of:
                  See Item 8 of Cover Pages

Item 5        Ownership Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ x ].

Item 6        Ownership of More than Five Percent on Behalf of Another
              Person.

     Certain wholly owned subsidiaries of Merrill Lynch & Co., Inc., and Merrill Lynch Group, Inc., either directly or as general partner of various limited partnerships have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the class of securities reported herein. See Exhibit A.

Item 7        Identification and Classification of the Subsidiary
              Which Acquired the Security Being Reported on by the Parent Holding Company.

              See Exhibit A

Item 8        Identification and Classification of Members of the
              Group.

              See Exhibit B

Item 9        Notice of Dissolution of Group.

              Not Applicable

Item 10       Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

Signature.

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                           MERRILL LYNCH & CO., INC.
                           MERRILL LYNCH GROUP, INC.
                           ML IBK POSITIONS, INC.
                           KECALP INC.
                           MERRILL LYNCH MBP INC.

Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                  Marcia L. Tu
                                Attorney-in-Fact*


                           MERRILL LYNCH CAPITAL PARTNERS,
                             INC.

Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                  Marcia L. Tu
                                  Vice President & Secretary


                           MERRILL LYNCH LBO PARTNERS
                             NO. I, L.P.
                           By:  Merrill Lynch Capital Partners, Inc.,
                                its general partner

Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                  Marcia L. Tu
                                Vice President & Secretary


                           MERRILL LYNCH LBO PARTNERS
                             NO. B-II, L.P.
                           By:  Merrill Lynch Capital Partners, Inc.,
                                its general partner

Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                  Marcia L. Tu
                                Vice President & Secretary

                           MERRILL LYNCH CAPITAL
                           APPRECIATION PARTNERSHIP
                           NO. II, L.P.
                           By:  Merrill Lynch LBO Partners
                                No. I, L.P., its general partner
                           By:  Merrill Lynch Capital Partners, Inc.,
                                its general partner

Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                   Marcia L.Tu
                                Vice President & Secretary


                           ML OFFSHORE LBO PARTNERSHIP NO. II
                           By:  Merrill Lynch LBO Partners
                           No. I, L.P., its investment  general partner
                           By:  Merrill Lynch Capital Partners, Inc.,
                                its general partner

Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                   Marcia L.Tu
                                Vice President & Secretary


                           MERRILL LYNCH KECALP 1989
                           By:  KECALP Inc., its general partner


Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                   Marcia L.Tu
                                Attorney-in-Fact*


                           MERRILL LYNCH KECALP 1986
                           By:  KECALP INC. its general partner


Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                   Marcia L.Tu
                                Attorney-in-Fact*


                           MERRILL LYNCH CAPITAL CORPORATION

Date:  May 7, 1996         By:  /s/                  James Rossi
                                --------------------------------
                                   James Rossi
                                    Secretary

                           MERRILL LYNCH CAPITAL
                           APPRECIATION PARTNERSHIP
                           NO. B-IX, L.P.
                           By:  Merrill Lynch LBO Partners
                                No. B-II, its general partner
                           By:  Merrill Lynch Capital Partners, Inc.,
                                its general partner

Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                   Marcia L.Tu
                                Vice President & Secretary


                           ML Offshore LBO Partnership No. B-IX,L.P.
                           By: Merrill Lynch LBO Partners No. B-II,L.P., its investment general partner
                           By:  Merrill Lynch Capital Partners, Inc.,
                                its general partner

Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                   Marcia L.Tu
                                Vice President & Secretary


                           ML EMPLOYEES LBO MANAGERS, INC.

Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                   Marcia L.Tu
                                    Secretary


                           ML EMPLOYEES LBO PARTNERSHIP
                            No. I L.P.
                           By:  ML Employees LBO Managers, Inc.
                                its general partner

Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                   Marcia L.Tu
                                    Secretary


                           MLCP Associates L.P. No. II
                           By:  Merrill Lynch Capital Partners, Inc.,
                                its general partner

Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                   Marcia L.Tu
                                Vice President & Secretary

                           MERCHANT BANKING L.P. No. IV
                           By:  Merrill Lynch MBP Inc.
                                its general partner


Date:  May 7, 1996         By:  /s/                  Marcia L. Tu
                                ---------------------------------
                                   Marcia L.Tu
                                Attorney-in-Fact*

                            Exhibit A to Schedule 13G

               ITEM 7 DISCLOSURE RESPECTING SUBSIDIARIES

     Two of the persons filing this report, Merrill Lynch & Co., Inc., a Delaware corporation ("ML&Co."), and Merrill Lynch Group, Inc., a Delaware corporation ("ML Group"), are parent holding companies pursuant to Rule 13d-1(b)(1)(ii)(G). Pursuant to the instructions in
Item 7 of Schedule 13G, the relevant subsidiaries of ML&Co. are ML Group, Merrill Lynch Capital Partners, Inc. ("MLCP"), KECALP Inc. ("KECALP"), Merrill Lynch MBP Inc. ("MLMBP"), Merrill Lynch Capital Corporation ("MLCC"), ML Employees LBO Managers, Inc. ("LBO"), and ML IBK Positions, Inc. ("MLIBK"). The relevant subsidiaries of ML Group are MLCP, KECALP, MLMBP, MLCC, LBO and MLIBK.

     ML Group, a wholly-owned direct subsidiary of ML&Co. may be deemed to be the beneficial owner of 4.46% of the securities of Eckerd Corporation (the "Securities") by virtue of its control of its wholly-owned subsidiaries MLCP, KECALP, MLMBP, MLCC, LBO and MLIBK.

     MLCP, a Delaware corporation, may be deemed to be the beneficial owner of Securities by virtue of (i) its status as general partner of a limited partnership, Merrill Lynch LBO Partners No. I, L.P., ("LBO I"), that acts as general partner of two limited partnerships that own the Securities, (ii) its status as general partner of a limited partnership, Merrill Lynch LBO Partners No. B-II, L.P. ("LBO B-II") that acts as general partner of two limited partnerships that own the securities, (iii) its control of its wholly-owned subsidiary LBO, which is the general partner of a limited partnership and (iv) its status as general partner of MLCP Associates L.P. No. II. Each of such partnerships own of such record less than 5% of the Securities.

     KECALP and MLMBP are all wholly-owned subsidiaries of ML Group and each act as general partners of limited partnerships or have subsidiaries that act as general partner for limited partnerships that are record owners of the Securities. No one limited partnership owns more than 5% of the Securities.

     MLCC is a wholly-owned subsidiary of MLIBK, which is a wholly-owned subsidiary of ML Group. Each of MLCC and MLIBK are record owners of less than 5% of the Securities.

     Those partnerships that are the record owners of the Securities and MLCC and MLIBK may be deemed to be a group and therefore may be deemed to beneficially own all of the Securities held by the group, which constitute 4.46% of the outstanding Securities. Consequently, each of the general partners of the partnerships and their parent corporations may also be deemed to beneficially own all of the Securities held by the group. Each of the entities disclaims beneficial ownership of the Securities not held of record by it.

                            Exhibit B to Schedule 13G

     ITEM 8 IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP

The following entities may be deemed to be members of a group. All of such entities disclaim membership in such group, except Merrill Lynch Capital Appreciation Partnership No.II, L.P., ML Offshore LBO Partners No. II, Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P. and ML Offshore LBO Partners No. B-IX. See Exhibit A.

Merrill Lynch Capital Appreciation Partnership No. II, L.P.
ML Offshore LBO Partners No. II
Merrill Lynch Capital Appreciation Partnership No. B-IX, L.P.
ML Offshore LBO Partners No. B-IX
ML IBK Positions, Inc.
ML Employees LBO Partnership No. I, L.P.
KECALP 1986 L.P.
KECALP 1989 L.P.
Merrill Lynch Capital Corporation
ML Employees LBO Partnership No. I, L.P.
MLCP Associates L.P. No. II
Merchant Banking L.P. No. IV

                                    EXHIBIT C

                                POWER OF ATTORNEY
    To Prepare and Execute Documents Pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as Amended,
                and Rules Thereunder, by and on Behalf of

                            MERRILL LYNCH & CO., INC.

     Know all by these presents, that the undersigned hereby constitutes and appoints Marcia L. Tu its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch & Co., Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this __30th _day of November 1994.


                           Merrill Lynch & Co., Inc.



                           By:  /s/ Barry S. Friedberg
                                 Barry S. Friedberg
                                 Executive Vice President

                                POWER OF ATTORNEY
    To Prepare and Execute Documents Pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as Amended,
                and Rules Thereunder, by and on Behalf of

                            MERRILL LYNCH GROUP, INC.

     Know all by these presents, that the undersigned hereby constitutes and appoints Marcia L. Tu its true and lawful attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch Group, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to
Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this _8th__day of December 1994.


                           Merrill Lynch Group, Inc.



                           By:  /s/ Rosemary T. Berkery
                                  Rosemary T. Berkery
                                  Vice President

                                POWER OF ATTORNEY
    To Prepare and Execute Documents Pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as Amended,
                and Rules Thereunder, by and on Behalf of

                             ML IBK POSITIONS, INC.

     Know all by these presents, that the undersigned hereby constitutes and appoints Marcia L. Tu its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to ML IBK Positions, Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this _30th_day of November 1994.


                             ML IBK Positions, Inc.



                           By:  /s/ James V. Caruso
                                  James V. Caruso
                                  Vice President

                                POWER OF ATTORNEY
    To Prepare and Execute Documents Pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as Amended,
                and Rules Thereunder, by and on Behalf of

                                   KECALP INC.

     Know all by these presents, that the undersigned hereby constitutes and appoints Marcia L. Tu its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to KECALP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this _30th_day of November 1994.


                           KECALP Inc.



                           By:  /s/ James V. Caruso
                                  James V. Caruso
                                  Vice President

                                POWER OF ATTORNEY
    To Prepare and Execute Documents Pursuant to Sections 13 and 16 of the Securities Exchange Act of 1934, as Amended,
                and Rules Thereunder, by and on Behalf of

                             MERRILL LYNCH MBP INC.

     Know all by these presents, that the undersigned hereby constitutes and appoints Marcia L. Tu its true and lawfully attorney-in-fact to:

     (1) to prepare and execute, for and on behalf of the undersigned, any and all forms, schedules, reports and other documents relating to Merrill Lynch MBP Inc.'s direct or indirect ownership of securities that are required to be filed with the United States Securities and Exchange Commission pursuant to Section 13 and 16 of the Securities Exchange Act of 1934, as amended, and the rules thereunder (collectively, the "Exchange Act");

     (2) do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to comply with the requirements of Sections 13 and 16 of the Exchange Act including, but not limited to, executing documents required by said sections of the Exchange Act and effecting the timely filing thereof with the United States Securities and Exchange Commission and any other authority; and

     (3) take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in his discretion.

         The undersigned hereby grants to such attorney-in-fact full power and authority to do and perform all and every act and thing whatsoever requisite, necessary and proper to be done in the exercise of any of the rights and powers herein granted, as fully to all intents and purposes as such attorney-in-fact might or could do if personally present, hereby ratifying and confirming all that such attorney-in-fact shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. The undersigned acknowledges that the foregoing attorney-in-fact, in serving in such capacity at the request of the undersigned, is not assuming any of the undersigned's responsibilities to comply with Sections 13 or 16 of the Exchange Act.

     IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this __30th day of November 1994.


                             Merrill Lynch MBP Inc.



                             By: /s/ James V. Caruso
                                 James V. Caruso
                                 Vice President



- --------
* See Exhibit C for Power of Attorney

* See Exhibit C for Power of Attorney.

* See Exhibit C for Power of Attorney

* See Exhibit C for Power of Attorney.